                                                                 Exhibit 2.1



                              ASSET PURCHASE AGREEMENT

                           Dated as of November 17, 1998

                                    by and among

                                BDM LARGOTIM LIMITED

                           BDM LARGOTIM HOLDINGS LIMITED

                                LARGOTIM NEDERLAND BV

                                        and

                                BDM LARGOTIM US INC.

                                      (Sellers)

                                        and

                                  QAD ENGLAND, LTD

                                        and,

                                 QAD  EUROPE, B.V.

                                      (Buyers)










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ARTICLE I. - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .7

1.1.      Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . .7
1.2.      Other Defined Terms; Accounting Determinations . . . . . . . . 10

ARTICLE II. - PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . 11

2.1.      Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . 11
2.2.      Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . 11
2.3.      Post-Closing Adjustment. . . . . . . . . . . . . . . . . . . . 12
2.4.      Certain Expenses . . . . . . . . . . . . . . . . . . . . . . . 12
2.5.      Seller Note. . . . . . . . . . . . . . . . . . . . . . . . . . 13
2.6.      Amendment and Restatement to QAD Master Agreement. . . . . . . 13

ARTICLE III. - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . 13

3.1.      Signing and Closing. . . . . . . . . . . . . . . . . . . . . . 13
3.2       Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . 14
3.3.      Consents to Assignment . . . . . . . . . . . . . . . . . . . . 14
3.4.      Further Assurances; Post-Closing Cooperation . . . . . . . . . 15

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . 15

4.1.      Organization . . . . . . . . . . . . . . . . . . . . . . . . . 15
4.2.      Authorization. . . . . . . . . . . . . . . . . . . . . . . . . 15
4.3.      Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
4.4.      Litigation, Proceedings and Applicable Law . . . . . . . . . . 15
4.5.      No Conflict or Violation . . . . . . . . . . . . . . . . . . . 15
4.6.      Consents and Approvals . . . . . . . . . . . . . . . . . . . . 16
4.7.      Intellectual Property. . . . . . . . . . . . . . . . . . . . . 16
4.8       Financial Information. . . . . . . . . . . . . . . . . . . . . 17
4.9.      Absence of Certain Changes . . . . . . . . . . . . . . . . . . 17
4.10.     Assets Generally . . . . . . . . . . . . . . . . . . . . . . . 18
4.11.     Major Contracts. . . . . . . . . . . . . . . . . . . . . . . . 18
4.12      Existing Agreements and Business . . . . . . . . . . . . . . . 19
4.13.     Warranties and Indemnities . . . . . . . . . . . . . . . . . . 20
4.14.     Licenses and Permits . . . . . . . . . . . . . . . . . . . . . 20
4.15.     Employees, Etc.. . . . . . . . . . . . . . . . . . . . . . . . 20
4.16.     Employee Benefit and Compensation Plans. . . . . . . . . . . . 20
4.17.     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.18.     Compliance with Law. . . . . . . . . . . . . . . . . . . . . . 21
4.19.     Products/Services. . . . . . . . . . . . . . . . . . . . . . . 21
4.20.     Service Liability. . . . . . . . . . . . . . . . . . . . . . . 21
4.21.     Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 21
4.22      Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.23      Business Year 2000 Compliance. . . . . . . . . . . . . . . . . 21
4.24      Exclusive Warranties and Representations . . . . . . . . . . . 21
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ARTICLE V. - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . 21

5.1.      Organization of Buyer. . . . . . . . . . . . . . . . . . . . . 22
5.2.      Authorization. . . . . . . . . . . . . . . . . . . . . . . . . 22
5.3.      Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
5.4.      No Conflict or Violation . . . . . . . . . . . . . . . . . . . 22
5.5.      Consents and Approvals . . . . . . . . . . . . . . . . . . . . 22
5.6.      Litigation, Proceedings and Applicable Law . . . . . . . . . . 22
5.7.      Employee Contracts . . . . . . . . . . . . . . . . . . . . . . 22
5.8.      Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . 22
5.9       Buyer Year 2000 Obligation . . . . . . . . . . . . . . . . . . 22
5.10      Exclusive Warranties and Representations . . . . . . . . . . . 22

ARTICLE VI. - CERTAIN COVENANTS. . . . . . . . . . . . . . . . . . . . . 23

6.1.      Covenants of Both Parties. . . . . . . . . . . . . . . . . . . 23
6.2.      Seller's Covenants . . . . . . . . . . . . . . . . . . . . . . 23
6.3.      Buyer's Covenants. . . . . . . . . . . . . . . . . . . . . . . 24
6.4       Employment Matters . . . . . . . . . . . . . . . . . . . . . . 24
6.5.      Update of Disclosure Schedules . . . . . . . . . . . . . . . . 24

ARTICLE VII. - SPECIAL TRANSITION COVENANTS. . . . . . . . . . . . . . . 24

7.1.      Assignment of Assumer Contracts. . . . . . . . . . . . . . . . 24
7.2.      SI Customers . . . . . . . . . . . . . . . . . . . . . . . . . 25
7.3.      Supplier Agreements. . . . . . . . . . . . . . . . . . . . . . 25
7.4.      Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
7.5.      Resignation of Employee. . . . . . . . . . . . . . . . . . . . 25
7.6.       Billable Employees. . . . . . . . . . . . . . . . . . . . . . 25
7.7.      Cooperation and Assistance with Customers of Distribution
             Business. . . . . . . . . . . . . . . . . . . . . . . . . . 25
7.8.      Certain Contracts Unavailable. . . . . . . . . . . . . . . . . 25
7.9.       Transition Services . . . . . . . . . . . . . . . . . . . . . 26
7.10.      Shared Intellectual Property. . . . . . . . . . . . . . . . . 26
7.11.      Shared Intellectual Property for External Use in the Systems
             Integration Business. . . . . . . . . . . . . . . . . . . . 26
7.12.      Trademarks. . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VIII. - CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . 26

8.1.      Representations, Warranties and Covenants. . . . . . . . . . . 26
8.2.      No Governmental Proceedings or Litigation. . . . . . . . . . . 26
8.3.      Corporate Documents. . . . . . . . . . . . . . . . . . . . . . 26
8.4.      Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . 26
8.5.      Opinion of Counsel - Guarantor . . . . . . . . . . . . . . . . 26
8.6       Ancillary Agreements . . . . . . . . . . . . . . . . . . . . . 27
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ARTICLE IX. - CONDITIONS TO BUYER'S OBLIGATIONS. . . . . . . . . . . . . 27

9.1.      Representations, Warranties and Covenants. . . . . . . . . . . 27
9.2.      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.3.      No Governmental Proceedings or Litigation. . . . . . . . . . . 27
9.4.      Corporate Documents. . . . . . . . . . . . . . . . . . . . . . 27
9.5.      No Material Adverse Change . . . . . . . . . . . . . . . . . . 27
9.6.      Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . 27
9.7       Ancillary Agreements . . . . . . . . . . . . . . . . . . . . . 27
9.8       Concurrent Closing . . . . . . . . . . . . . . . . . . . . . . 27
9.9.      Key Employees. . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE X. - ACTIONS BY PARTIES AFTER THE CLOSING. . . . . . . . . . . . 27

10.1.     Books and Record . . . . . . . . . . . . . . . . . . . . . . . 28
10.2.     Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 28
10.3      Special Indemnification Regarding Liability Over Assumed
          Contract by Customers of Seller. . . . . . . . . . . . . . . . 30
10.4      Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE XI. - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . 31

11.1.     Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 31
11.2.     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 31
11.3.     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
11.4.     Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . 32
11.5.     Entire Agreement; Amendments and Waivers . . . . . . . . . . . 32
11.6.     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
11.7.     Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . 32
11.8.     Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
11.9.     Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
11.10.    Confidential Information . . . . . . . . . . . . . . . . . . . 33
11.11.    Joint and Several Obligations. . . . . . . . . . . . . . . . . 33
11.12.    Sale of Assets Only. . . . . . . . . . . . . . . . . . . . . . 33
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                                 LIST OF EXHIBITS:

Exhibit A      Assignment And Assumption Agreement

Exhibit B      Non-Compete Agreement

Exhibit C      Form of Sellers Notes, Guaranty Agreement and

               Subordination Agreement

Exhibit D      Bill Of Sale

Exhibit E      Allocation Of Purchase Price

Exhibit F      Opinion Of Counsel To Buyers

Exhibit G      Opinion Of Counsel To Sellers

Exhibit H      Sellers' Audited Financial Statements

Exhibit I      Largotim Nederlands Unaudited Financial

               Statements for 9 months ended December 31, 1997

Exhibit J      Employment Agreements and Employee Offer Letter

Exhibit K      Opinion of Counsel to Guarantor

Exhibit L      Amendment and Restatement of Master SI Agreement and Distributor

               Agreement

Exhibit M      Sellers Disclosure Schedule

                                 LIST OF SCHEDULES:

Schedule 1.1        Schedule of Distribution Assets and Balance Sheet Listing
                    Assets

Schedule 1.1(a)     Assumed Contracts/Customers

Schedule 1.1(b)(1)  Assumed Liabilities

Schedule 1.1(b)(3)  CPD Products

Schedule 1.1(c)     Permits

Schedule 1.1(d)     Personal Property

Schedule 1.1(e)     GAAP/Relevant Accounting Practices

Schedule 4.7        Intellectual Property

Schedule 4.7(a)     Shared Intellectual Property

Schedule 4.7(b)     Shared Intellectual Property for External Use in the

                    Systems Integration Business

Schedule 4.8(a)     Management  Reporting Statements

Schedule 4.11       Major Contracts

Schedule 4.20       Service Liability

Schedule 6.4(d)     Key Employees

Schedule 7.3        Supplier Contracts Not Assumed

Schedule 7.6        Employees Work Allocation

Schedule 7.8        Assumed Customers Without Contracts

Schedule 9.2        Consents



The registrant will furnish supplementally a copy of any omitted schedule or exhibit to the commission upon request.

                              ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "AGREEMENT") is made and entered into as of November 17, 1998, by and among BDM LARGOTIM LIMITED, a United Kingdom registered trading company ("LARGOTIM UK"), LARGOTIM NEDERLAND BV, a Dutch registered trading company ("LARGOTIM NEDERLAND"), BDM LARGOTIM HOLDINGS LIMITED, a UK registered holding and management company ("LARGOTIM HOLDINGS") BDM LARGOTIM US INC., a Delaware corporation ("LARGOTIM US") ("LARGOTIM UK," LARGOTIM NEDERLAND, LARGOTIM HOLDINGS, LARGOTIM US, collectively, "SELLERS"), and QAD ENGLAND, LTD., a United Kingdom registered trading company ("QAD UK") and QAD EUROPE, B.V., a Dutch registered trading company ("QAD EUROPE") (QAD UK and QAD Europe, collectively, "BUYERS").

                                      RECITALS

     A. Sellers have operated a combined systems integration business ("SI BUSINESS") and a distribution business involving the distribution of Software and services in support of the Assumed Contracts sold by an affiliate of Buyers (the "DISTRIBUTION BUSINESS");

     B. Sellers wish to retain the SI Business and to sell certain of the assets of the Distribution Business to Buyers; and

     C. Buyers wish to purchase the assets specified herein related only to the Distribution Business and to assume certain liabilities specified herein related only to the Distribution Business.

                                     AGREEMENT

     In consideration of the above Recitals and the representations, warranties and covenants contained herein, the adequacy of which is hereby acknowledged, Sellers and Buyers mutually agree as follows:

                                     Article I.

                                    Definitions

     1.1. DEFINED TERMS. As used herein, the terms below shall have the following meanings:

          "ACCOUNTS RECEIVABLE" shall mean the amount due to Sellers, or Buyers, as the case may be, from a customer under an Assumed Contract.

          "ACTION" shall mean any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal related to, arising out of, or resulting from (i) the operation of the Distribution Business, (ii) the Assets, (iii) the Assumed Contracts or (iv) the Assumed Liabilities.

          "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and any member, general partner, director, officer or employee of such Person. For purposes of this definition of Affiliate, "control" shall mean the power of one or more Persons to direct the affairs of the Person controlled by reason of ownership of voting stock, contract or otherwise.

          "ANCILLARY AGREEMENTS" shall mean the Non-Compete Agreement, the Assignment and Assumption Agreements, the Sellers Notes and the Amendment to the Master Agreement, the Employment Agreements, and the Consents to Assignment, the Guaranty Agreement, the Subordination Agreement and the Intellectual Property Assignments.

           "ASSETS" shall mean all of the assets and rights and goodwill related to the Distribution Business described in SCHEDULE 1.1 to this Agreement.

           "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement in substantially the form attached as EXHIBIT A.

          "ASSUMED CONTRACTS" shall mean only those Contracts listed on
SCHEDULE 1.1(a) and including all customers related to the Assumed Contracts.

          "ASSUMED LIABILITIES" shall mean only the liabilities listed on
SCHEDULE 1.1(b)(1) and no other liabilities of any kind or nature.

          "AUDITED FINANCIAL STATEMENTS" shall mean the audited financial statements of Largotim UK and Largotim Nederlands for the years ended March 31, 1996 and 1997, and for Largotim UK only the audited financial statements for the nine (9) months ended 31 December 1997, attached hereto as EXHIBIT H.

          "BOOKS AND RECORDS" shall mean all records (or true and complete copies thereof), including computerized books and records owned by each Seller that relate primarily or exclusively to or are reasonably necessary for the continued operation of the Distribution Business following the Closing, including engineering information, sales and promotional literature, manuals and data, lists of customers and suppliers, all such books and records relating to the purchase of materials, supplies and services for the Distribution Business, and any files relating to any Action in respect of any Assumed Liability, but specifically excluding documents solely related to the Sellers' legal entity such as corporate minute and stock books.

           "CLOSING NET ASSET STATEMENT" shall mean the statement of the Net Asset Value at the Closing to be agreed upon by the parties in accordance with SECTION 2.3.

          "CONSENTS TO ASSIGNMENT" shall mean the consents to assignment of contract (in form and substance satisfactory to Buyers) pursuant to which the contractual counterparties to each of the Assumed Contracts consents to the assignment of the Assumed Contracts by Sellers to Buyers pursuant to this Agreement.

          "CONTRACT RIGHTS" shall mean all of each Seller's rights under sales orders in process, utility and lease deposits, prepaid items and expenses and rights under Assumed Contracts and other Contracts.

           "CONTRACTS" shall mean any and all contracts, agreements, arrangements, leases, mortgages, bonds, notes and other instruments and obligations, whether or not in writing.

          "CPD SOFTWARE" shall mean all versions of the complementary product development (CPD) software products marketed by Sellers as complementary and intrusive to the MFG/PRO Software as set forth in SCHEDULE 1.1(b)(3), including any database definition, object code and source code, related documentation and manuals and possible enhancements and modifications, but excluding Sellers' non-intrusive version of its AIM (warehousing) and Procon (Product configuration) products.

          "DAMAGES" shall mean any and all costs, losses, damages, diminution in value, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys' fees incident thereto, incurred in connection with any Claim, and any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any Claim whatsoever, and any and all amounts paid in settlement of any Claim or litigation.

          "GUARANTOR" shall mean QAD Inc., a Delaware corporation, having a business address at 6450 Via Real, Carpinteria, California 93013 ("QAD").

          "GUARANTY AGREEMENT" shall mean the Subordinated Guaranty Agreement between Guarantor (and certain of its subsidiaries) and Largotim U.S. in substantially the form attached hereto as EXHIBIT C.

          "INTANGIBLES" shall mean all goodwill associated with the Distribution Business or the Assets.

          "INTELLECTUAL PROPERTY" shall mean all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, Sellers' CPD Software and customizations, CPD Software product names (to which Sellers claim no subsequent right to use), product information and data, know-how and development work-in-progress, customer lists, software, business and marketing plans and other intellectual or intangible property embodied in or pertaining to the Distribution Business, whether pending, applied for or issued, whether filed in the United States, or in other countries, including the items listed in SCHEDULE 4.7, and to the extent Sellers may assign and transfer, all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by any Seller or any of its employees or agents that are embodied in, derived from or relate to the Distribution Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Distribution Business; any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind relating to, used in, or derived from the Assets; all computer software programs, data and associated licenses, in each of the foregoing cases, used in connection with or constituting a part of the Distribution Business. Intellectual Property includes "Shared Intellectual Property" and "Shared Intellectual Property For External Use in the Systems Integration Business," as hereinafter defined

          "INTELLECTUAL PROPERTY ASSIGNMENTS" shall mean the intellectual property assignments (in form and substance satisfactory to Buyers) to be executed by each Seller.

          "INVENTORY" shall mean all raw materials, work-in-process, finished goods, supplies and other inventories of the Distribution Business.

          "KEY EMPLOYEE" shall mean the employees listed on SCHEDULE 6.4(d).

          "LEGAL REQUIREMENTS" shall mean any and all applicable (i) international, foreign, federal, state and local laws, ordinances and regulations and (ii) judgments, orders, writs, injunctions and decrees.

          "MANAGEMENT REPORTING STATEMENT" shall mean the unaudited financial management information for Largotim UK and Largotim Nederlands for the nine
(9) months ended 30 September 1998.

          "MASTER AGREEMENT" shall mean the Master Agreement between QAD Europe BV and Largotim Holdings Ltd. dated January 1, 1996, including all side letters thereto and further including the Novation Agreement dated April 30, 1997 under which BDM Largotim US Inc. assumed the liabilities and rights of Largotim Holdings Ltd., and further including the Novation Agreement dated November 1, 1998 under which QAD Inc. assumed the liabilities and rights of QAD Europe B.V. and also including all side letters agreed to in writing by both parties including, but not limited to, the letters dated January 23, 1996, February 27, 1996, September 20, 1996, November 26, 1996, January 14, 1997, February 27, 1997, and three (3) letters dated April 22, 1997.

           "MFG/PRO SOFTWARE" shall mean the generally available language version(s) of the software marketed by Buyers under the "MFG/PRO" trademark, including, but not limited to, the database definition, the object code and source code, related documentation and manuals and possible enhancements and modifications and the generally available new releases.

          "NON-COMPETE AGREEMENT" shall mean the Non-Compete Agreement in substantially the form attached as EXHIBIT B.

          "NET ASSET VALUE STATEMENT" shall mean the Statement attached hereto as SCHEDULE 1.1.

          "OUTSIDE DATE" shall mean November 30, 1998.

          "PERMITS" shall mean all permits, authorizations, consents and approvals of any governmental entity or authority applicable to the Assumed Assets, Liabilities and Contracts listed on SCHEDULE 1.1(c).

          "PERSON" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, governmental agency or authority or otherwise.

          "PERSONAL PROPERTY" shall mean all tangible personal property and leases of and other interests in tangible personal property of each Seller used in connection with the Distribution Business listed on SCHEDULE 1.1(d).

          "POST-CLOSING ADJUSTMENT" shall mean the adjustment to the Purchase Price for the changes in the net value of the Assets listed on SCHEDULE 1.1 from September 30, 1998 to the Closing Date as mutually determined by the parties.

          "RECOVERY RIGHTS" shall mean all of each Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Assets, including, without limitation, unliquidated rights under warranties.

          "RELEVANT ACCOUNTING PRACTICES" shall mean the accounting practices as reflected in Sellers' Audited Financial Statements, consistently applied in relevant jurisdictions. The material differences between GAAP and Relevant Accounting Practices are described in SCHEDULE 1.1(e). For the avoidance of doubt, SOP 97-2 does not apply.

          "REPRESENTATIVE" shall mean, with respect to any Person, any officer, director, principal, attorney, employee or other agent of such Person.

          "SELLERS DISCLOSURE SCHEDULE" shall mean a schedule executed and delivered by each Seller to Buyers, and consented to by Buyers, prior to the date hereof, which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by Article IV hereof and other provisions of this Agreement. The Sellers Disclosure Schedule shall cross-reference to the particular Section within this Agreement to which the description relates and shall state any proposed exception with reasonable particularity.

          "SHARED INTELLECTUAL PROPERTY" means the specific software described in SCHEDULE 4.7(a).

          "SHARED INTELLECTUAL PROPERTY FOR EXTERNAL USE IN THE SYSTEMS INTEGRATION BUSINESS" means the specific software described in SCHEDULE 4.7(b).

           "TAX" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

           "UNAUDITED FINANCIAL STATEMENT" shall mean the draft, unaudited financial statements of Largotim Nederlands for the nine months ended December 31, 1997.

     1.2. OTHER DEFINED TERMS; ACCOUNTING DETERMINATIONS.

          (a) The following terms shall have the meanings defined for such terms in the Sections set forth below:

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

     Term                          Section
     ----                          -------
     Distribution Business         Recitals
     Buyers' Accountants           2.4
     Claim                         10.2(d)(i)
     Claim Notice                  10.2(d)(i)


     Closing                       3.1
     Employment Agreement          4.15
     Confidentiality Information   10.10
     Effective Date                3.1
     Employees                     6.4(a)
     End-User Licenses             4.11(h)
     Indemnified Party             10.2(d)(i)
     Indemnifying Party            10.2(d)(i)
     Notice Date                   10.2(d)(iii)
     QAD                           Recitals
     Purchase Price                2.2
     Sellers Notes                 2.5
     Third Party Claim             10.2(d)(i)
     VAT                           2.2
     Year 2000                     4.24
     Business Year 2000 Compliance 4.23

          (b) For purposes of this Agreement, (i) "including" shall mean "including, but not limited to," "including, without limitation," and other phrases of similar import and (ii) "hereof;" "herein," and "hereunder," and words of similar import, refer to this Agreement as a whole (including the Exhibits and Schedules to this Agreement) and not to any particular Section or Article hereof.

          (c) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyers hereunder shall be prepared, and all financial calculations required to be made hereunder shall be made, in accordance with the Relevant Accounting Practices for the differing jurisdictions of the Sellers, consistently applied, and as reflected in the Audited Financial Statements.

                                     Article II

                            Purchase and Sale of Assets

     2.1. TRANSFER OF ASSETS. Pursuant to the terms and subject to the conditions of this Agreement, in exchange for the consideration set forth in
SECTION 2.2 below, at the Closing, each Seller agrees to sell, convey, transfer, assign and deliver to Buyers, and Buyers agree to purchase from each Seller, the Assets, and Buyers agree to assume, without limitation, all obligations of each Seller under or with respect to the Assumed Liabilities and Assumed Contracts. The allocation of the Assets and the Assumed Contracts between Buyers is set forth on EXHIBIT E.

     2.2. PURCHASE PRICE. In consideration of the transfer of the Assets, Buyers shall pay, or cause to be paid, to the order of Sellers a total Purchase Price of US$19,180,000 and take the following actions:

          (a)  Buyers shall pay at Closing an amount equal to  US$5,393,333;

          (b)  Buyers shall assume the Assumed Liabilities; and

          (c) Buyers shall execute and deliver the Sellers Notes (as defined in SECTION 2.5) in the principal amount of US$13,786,667.

          (d) The payment for the Noncompete Agreement totaling US$1,500,000 to be paid in accordance with its terms.

     SUBSECTIONS (a)-(d) above shall be collectively referred to herein as the "PURCHASE PRICE".

     At Closing, Buyers shall pay to Sellers by wire transfer of immediately available funds an amount equal to the sum set forth in SECTION 2.2(a). Such wire transfer shall be made to the account of TRW Inc., at National City Bank, Cleveland, Ohio, ABA Routing No.: 041000124, Account Name: TRW Inc., Account Number: 2061085, Reference: "BDM/Largotim."

     Buyers shall also pay any value added taxes ("VAT") if applicable to the purchase of the Assets.

     The parties shall use all reasonable endeavors to ensure that the sale of the Distribution Business is deemed to be a transfer of a business as a going concern for the purposes of the Value Added Tax Act of 1994, Sec. 49 and Schedule 4 paragraph 8(1)(a). If any VAT shall be chargeable then the Buyers shall pay it within thirty (30) days of receipt of a valid VAT invoice provided that the Sellers shall remain liable to discharge all VAT which is due or falls due in respect of trading of the Distribution Business before the Closing.

     Buyers shall pay Sellers the amounts of the accounts payable balances relating to the Distribution Business shown in the Closing Net Asset Statement and they shall not constitute Assumed Liabilities. Such payment shall be based upon an estimate to be prepared within five (5) working days of Closing by Sellers. Buyers will pay the estimated amount within ten (10) working days of Closing by wire transfer as set forth above. Any difference between estimate prepared in accordance with this paragraph and that shown in the final agreed Closing Net Asset Statement shall be reflected in the Post Closing Adjustment

     2.3 POST-CLOSING ADJUSTMENT. Notwithstanding the foregoing provisions of SECTION 2.2, the Purchase Price is based on the Net Asset Value as of September 30, 1998, as shown on the Closing Net Asset Statement in SCHEDULE
1.1. After the Closing, the Net Asset Value shall be mutually determined by the parties and the Purchase Price shall be adjusted to reflect changes in the Net Asset Value since September 30, 1998 to the Effective Date.

     If the adjustment is a negative amount, it will be applied equally to the two installments of Sellers Notes, and if it is a positive amount, one-third (1/3rd) shall be paid to Sellers within five (5) business days of the agreement to the Closing Net Asset Statement, one-third (1/3rd) on the first installment of the Sellers Notes, and the balance on the second installment of the Sellers Notes. The Post-Closing Adjustment will be mutually determined by Buyers and Sellers. The Sellers will prepare a draft of the Closing Net Asset Statement and deliver the same to Buyers not later than ten (10) business days after Closing for a month end closing or twenty
(20) business days after Closing for a mid-month closing. Unless Buyers notify Sellers in writing within ten (10) business days of receipt of such a draft that they do not accept it, then Buyers will be deemed to have accepted the draft. The notice from Sellers accompanying the draft Closing Net Asset Statement shall refer to the ten (10) business day period to approve or reject the draft.

     If within the ten (10) business days referred to above Buyers notified Sellers in writing that they do not accept the final draft, then Sellers and Buyers will use their best endeavors to reach an agreement upon appropriate adjustments to the final draft.

     If Sellers and Buyers are unable to reach an agreement within ten (10) business days of the service of the written notification referred to herein (or such longer time as Sellers and Buyers may agree), any matter in dispute shall be referred to the decision of an independent firm of Chartered Accountants, to be agreed upon between them or, failing such agreement, to be selected by the President of the Institute of Chartered Accountants in England and Wales. The decision of such Chartered Accountants, whose costs will be paid as they shall decide, shall be binding on Buyers and Sellers. Sellers shall provide such information and explanations relating to the preparation of the Closing Net Asset Statement and their review of it as Buyers may reasonably require.

     2.4. CERTAIN EXPENSES.

          (a) Except as otherwise set forth herein, Buyers shall not pay or be liable for any of the following fees, expenses, taxes or liabilities incurred by Sellers, all of which shall be borne and timely paid or cause to be paid by Sellers:

               (i) the fees and expenses, if any, of any person retained by each Seller for brokerage, financial advisory or investment banking services or services as a finder rendered to such Seller in connection with the proposed sale of the Assets, including, without limitation, the transactions contemplated by this Agreement;

               (ii) the fees and expenses of legal counsel, auditors and accountants retained or employed by each Seller for services rendered to such Seller in connection with the proposed sale of the Assets, including, without limitation, the transactions contemplated by this Agreement; and

               (iii) any income, capital gains or other tax incurred by each Seller as a result of the consummation of the transactions contemplated hereby.

           (b) Except as otherwise set forth herein, Sellers shall not pay or be liable for any of the following fees, expenses, taxes or liabilities incurred by Buyers, all of which shall be borne and timely paid or cause to be paid by Buyers:

               (i) the fees and expenses, if any, of any person retained by Buyers for brokerage, financial advisory or investment banking services or services as a finder rendered to Buyers in connection with the proposed purchase of the Assets, including without limitation, the transactions contemplated by this Agreement; and

               (ii) the fees and expenses of legal counsel, auditors and accountants retained or employed by Buyers for services rendered to Buyers in connection with the proposed purchase of the Assets, including, without limitation, the transactions contemplated by this Agreement.

               (iii) the Buyers will pay any Stamp Tax incurred by Buyers as a result of the Transfer of Assets.

          (c) If any Seller shall pay any fee, expense, tax or liability described in SECTION 2.4(b), the amount of such payments shall be paid promptly by Buyers to such Seller upon demand.

     2.5. SELLERS NOTES.    At Closing, Buyers will issue to the Sellers four
promissory notes (the "SELLERS NOTES") with a cumulative principal amount of US$13,786,667. The Sellers Notes will be guaranteed by the Guaranty Agreement. The form of Sellers Notes, Guaranty Agreement and Subordination Agreement are attached hereto as EXHIBIT C.

     2.6. AMENDMENT AND RESTATEMENT TO QAD MASTER AGREEMENT.   Sellers will
be entitled to a commission arrangement on QAD software products, as provided in the Amendment and Restatement to the QAD Master Agreement to be executed by the parties and delivered at the Closing set forth below.

                                    Article III

                                      Closing

     3.1. SIGNING AND CLOSING. The parties hereto shall execute and deliver this Agreement by facsimile followed by exchange of manually executed documents by a recognized courier service. The signing of documents will constitute the "Closing." The funding of the transactions contemplated herein (the "CLOSING") shall be held at 2:00 p.m. (PST) time on November 17, 1998, following the satisfaction or waiver of the last of the conditions to Closing as set forth in ARTICLES VII and VIII , unless the parties hereto otherwise agree to any earlier or subsequent time or date of closing; PROVIDED, HOWEVER, that in no event will the Closing be extended to a time later the Outside Date without the parties' mutual written consent. The closing of the transactions shall be effective as of 12:01 a.m. (GMT) effective as of November 1, 1998 (the "EFFECTIVE DATE"). Results of operations of the portion of the Distribution Business comprised of the Assets, subject to the Assumed Liabilities, through the accounting period at 11:59 p.m. (GMT) on the day preceding the Effective Date (whether or not a business day) shall be included in the consolidated results of operations of Sellers; and, after such time, operations for such portion of the Distribution Business shall be conducted and the results thereof shall be for the account of Buyers.

     3.2. DELIVERIES AT CLOSING. At the Closing the following items shall be delivered by the parties:

          (a) BY BUYERS. Buyers shall deliver an amount equal to the amount set forth in SUBSECTION 2.2(a), in immediately available funds as provided in
SECTION 2.2, and shall deliver to Sellers:

               (i)   the certificates described in ARTICLE VIII;

               (ii) the executed Sellers Notes and an executed counterpart of each other Ancillary Agreement signed by Buyers and Guarantor where such parties are parties to such Ancillary Agreement

               (iii) the opinion of counsel to Buyers and the opinion of counsel to Guarantor described in SECTIONS 8.5 and 8.6; and

               (iv) such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby and by the Ancillary Agreements.

          (b)  BY SELLERS.  Sellers shall deliver to Buyers:

               (i) one or more Bills of Sale, in substantially the form attached as EXHIBIT D;

               (ii)  the certificates described in ARTICLE VIII;

               (iii) executed counterparts of all Consents to Assignment to the extent available at Closing.

               (iv)  executed counterparts of each other Ancillary Agreement;

               (v)   the opinion of counsel to Sellers described in SECTION
8.7;

               (vi) appropriate evidence of the consent of the necessary third parties and/or governmental authorities to the transfer and assignment to Buyers of the Assumed Contracts and Permits identified on SCHEDULE 8.2 to the extent available at Closing, in each case, in form and substance reasonably satisfactory to Buyers; and

               (vii) such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby and by the Ancillary Agreements.

          Copies of the Books and Records shall be delivered by Sellers at the Closing.

     3.3. CONSENTS TO ASSIGNMENT.   Anything in this Agreement or any
Ancillary Agreement to the contrary notwithstanding, neither this Agreement nor any Ancillary Agreement shall constitute an agreement to assign any Contract, license, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the respective rights of Buyers or any Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyers would not receive all such rights, each Seller will cooperate with Buyers, in all reasonable respects, to provide to Buyers the benefits under any such claim, Contract, license, sales order or purchase order, including, without limitation, enforcement for the benefit of Buyers of any and all rights of each Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to Buyers of any property or property rights or any Contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

     3.4. FURTHER ASSURANCES; POST-CLOSING COOPERATION. At any time or from time to time after the Closing, at Buyers' request and without further consideration, each Seller shall execute and deliver to Buyers such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyers may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyers all of the Assets and Intellectual Property and the Assumed Contracts.

                                    Article IV.

                   Representations and Warranties of Each Seller

     Whenever any representation or warranty made in this Agreement is limited to or qualified by "knowledge," the representation or warranty is limited to and qualified by the actual knowledge of Sellers based upon Sellers' reasonable duty of inquiry in connection with making these warranties and representations.

     Except as described in the Sellers Disclosure Schedule, attached hereto as EXHIBIT M, delivered by each Seller to Buyers and consented to by Buyers prior to the execution of this Agreement, such Seller represents and warrants to Buyers as of the Effective Time that:

     4.1. ORGANIZATION. Such Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate power and authority to own, lease and operate its properties and to carry on and conduct its business, including the Distribution Business, as it is now being conducted.

     4.2. AUTHORIZATION. Such Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and each Ancillary Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Each of this Agreement and the Ancillary Agreements to which it is a party has been duly executed and delivered by such Seller and is a valid and binding obligation, enforceable against it in accordance with its respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity and the discretion of the court before which any proceeding therefor may be brought.

     4.3. BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of such Seller in such a manner as to give rise to any valid claim against Buyers for any broker's or finder's commission, fee or similar compensation.

     4.4. LITIGATION, PROCEEDINGS AND APPLICABLE LAW. There are no Actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to such Seller's knowledge, threatened (a) against such Seller which, if determined adversely against such Seller, would materially adversely affect the Assets or the Distribution Business or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or, international or foreign, judicial or administrative authority in any proceeding to which such Seller is or was a party relating to the Assets or the Distribution Business.

     4.5. NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in (i) a violation of or a conflict with any provision of the charter documents of such Seller,
(ii) a material breach or termination of, or a material default under, any term or provision of any Assumed Contract or an event which, with notice, lapse of time, or both, would result in any such material breach, termination or default, or (iii) a material violation by such Seller of any Legal Requirement or an event which with notice, lapse of time or both, would result in such a material violation.

     4.6. CONSENTS AND APPROVALS. Except for those consents and filings listed on SCHEDULE 8.2, no consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby.

     4.7. INTELLECTUAL PROPERTY.

          (a)  To such Seller's knowledge, such Seller either (i) owns, or
(ii) is licensed to use or (iii) is otherwise entitled to exercise pursuant to the terms of a license or other similar agreement to use, the Intellectual Property identified on SCHEDULE 4.7, and all rights to all that Intellectual Property used in the Distribution Business as currently conducted or in connection with products to be used in the Distribution Business currently under development without any conflict or infringement of the rights of others. As to the Intellectual Property not identified on SCHEDULE 4.7, to such Seller's knowledge, such Seller either (i) owns, or (ii) is licensed to use or (iii) is otherwise entitled to exercise pursuant to the terms of a license or other similar agreement to use the Intellectual Property not identified on SCHEDULE 4.7, and all rights to all that Intellectual Property used in the Distribution Business as currently conducted without any conflict or infringement of the rights of others. To such Seller's knowledge, the source code of the CPD Software included within the Intellectual Property constitutes a trade secret of such Seller, and is not part of the public knowledge or literature, and such Seller has taken reasonable action to protect such source code as a trade secret. To such Seller's knowledge, such Seller has taken reasonable and practicable steps (including, without limitation, Seller entering into confidentiality and non-disclosure agreements with employees to maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property in which such Seller claims proprietary rights, and particularly including the CPD Software, as part of its Standard Form Employment Agreement attached as EXHIBIT J .

          (b) Such Seller is not in violation in any material respect of any license, sublicense or agreement described in SCHEDULE 4.7. As a result of the execution and delivery of this Agreement or any Ancillary Agreement or the performance of such Seller's obligations hereunder or thereunder, such Seller will not be in violation in any material respect of any license, sublicense or agreement described in SCHEDULE 4.7, or lose or in any way impair any rights pursuant thereto.

          (c) To such Seller's knowledge, no claims with respect to the Intellectual Property (excluding code specifically created for and paid for by a customer) have been asserted to such Seller, or, to such Seller's knowledge, are threatened by any person, and such Seller knows of no claims
(i) to the effect that such Seller in the conduct of the Distribution Business infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of such Seller to use, sell, license or dispose of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.

          (d) To such Seller's knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the CPD Software by any third party, including, without limitation, any service provider of such Seller.

          (e) To such Seller's knowledge, such Seller has not been sued or, to such Seller's knowledge, charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights. To such Seller's knowledge, such Seller does not have any infringement liability due to its conduct of the Distribution Business with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

          (f) To such Seller's knowledge, no Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by such Seller. However, the foregoing is subject to "shrink wrap" license restrictions. Such Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except in the ordinary course of business. Such Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property.

          (g) Except as disclosed in the Assumed Contracts, and except for certain existing rights of Buyers, no person has a license to use or the right to acquire a license to use any future version of any CPD Software used in, or sold by, the Distribution Business or any such Seller CPD Software that is under development, and no agreement to which such Seller is a party will restrict Buyers from charging customers for any such new version.

     4.8. FINANCIAL INFORMATION.    Such Seller has delivered to Buyers the
Audited Financial Statements, the Unaudited Financial Statements, Management Reporting Statements, as listed on SCHEDULE 4.8, and Net Value Asset Statement. The Audited Financial Statements and the Unaudited Financial Statements have been prepared consistently for all periods presented, and in accordance with applicable Relevant Accounting Practices to the differing jurisdictions of Sellers. The Management Reporting Statement accurately reflects the financial information used by the management of such Sellers to operate the Distribution Business during the nine (9) month period ending September 30, 1998. The Net Value Asset Statement truly presents the net values of the Assets at September 30, 1998, valued on a consistent basis to that used in the Audited and Unaudited Financial Statements.

     4.9. ABSENCE OF CERTAIN CHANGES.   Since September 24, 1998, such Seller
has conducted the Distribution Business in the ordinary course consistent with its past practice. Without limiting the foregoing, during such period, such Seller:

          (a) has not created, incurred or assumed any obligation which in any material way affects the Distribution Business, the Assets or Buyers' ability to conduct the Distribution Business following the Closing in substantially the same manner and condition as conducted by such Seller on the date of this Agreement;

          (b) has not increased the annual level of compensation of any Employee, or increased the annual level of compensation of any person whose total compensation from any Seller in the last preceding fiscal year exceeded $50,000, or granted any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any Employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise;

          (c) has not increased, terminated, amended or otherwise modified any plan for the benefit of Employees without prior written consent of Buyers;

          (d) has maintained insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Distribution Business;

          (e) has not sold, disposed of or encumbered any of the Assets or licensed any Assets to any Person in the normal course of business consistent with past practice;

          (f) has not entered into any agreements or commitments relating to the Distribution Business, except on commercially reasonable terms in the ordinary course of business;

          (g) has complied in all material respects with all laws and regulations applicable to the Distribution Business;

          (h) has not entered into any agreement with any third party for the distribution of any of the Assets;

          (i) has not changed or announced any change to the products or services sold by the Distribution Business, except in the ordinary course of business;

          (j) has not expanded the use of the Assets within the organization of such Seller;

          (k) has operated the Distribution Business in the ordinary course so as to use reasonable efforts to preserve the Distribution Business intact, to keep available to Buyers the services of the Employees, and to preserve for Buyers the goodwill of the Distribution Business's suppliers, customers and others having business relations with it;

          (l) has not permitted, incurred or suffered any change in the condition (financial or otherwise), assets, liabilities, reserves, earnings, business or prospects of the Distribution Business, except for changes which have not, individually or in the aggregate, been materially adverse to the Distribution Business, and has not borrowed any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of the Distribution Business in a manner keeping with historical practices;

          (m)  made any agreement to do any of the foregoing.

     4.10.     ASSETS GENERALLY.

          (a) SCHEDULE 1.1 includes all properties, tangible and intangible, and only such properties, used by such Seller in operating the Distribution Business that will be transferred to Buyers and necessary for Buyers to operate the Distribution Business after the Effective Time in a manner substantially equivalent to the manner in which such Seller has operated the Distribution Business from September 26 to and through the Effective Time.
To Sellers' knowledge, and except as disclosed in the Disclosure Schedule attached hereto, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyers to operate the Distribution Business and use the Assets in substantially the manner in which such Seller has operated the same.

          (b) Such Seller holds good and marketable title, license to or leasehold interest in all of the Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyers. Upon consummation of the transactions contemplated by this Agreement, Buyers will acquire good and marketable title, license or leasehold interest to the Assets free and clear of any Encumbrances and there exists no restriction on the use or transfer of the Assets, except as may be assumed hereunder by Buyers as an Assumed Liability. No Person other than such Seller has any right or interest in the Assets, including the right to grant interests in the Assets to third parties, except for Assets licensed or leased from third parties which are set forth in the Sellers Disclosure Schedule of such Seller and identified as such.

          (c) None of the Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

          (d) Except as provided in this Agreement, no restrictions will exist on Buyers' right to sell, resell, license or sublicense any of the Assets or engage in the Distribution Business, nor will any such restrictions be imposed on Buyers as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

          (e) All of the tangible Assets, but explicitly excluding the CPD Software, are in good operating condition and repair, normal wear and tear excepted, as required for their use in the Distribution Business as presently conducted, and conform to all applicable laws, and no notice of any violation of any law relating to any of the Assets or Assumed Liabilities has been received by such Seller. All CPD Software are free of material errors consistent with warranties given to Seller's customers.

     4.11.     MAJOR CONTRACTS.   Except as set forth in the attached
SCHEDULE 1.1(a) and SCHEDULE 4.11, to such Seller's knowledge, such Seller is not a party to or subject to:

          (a) any employment or consulting contract or other material arrangement written or oral with any Employee;

          (b) Any original equipment manufacturer agreement, distribution agreement, sales agreement, revenue-producing agreement, volume or quantity purchase agreement or other similar agreement relating to the Distribution Business, or joint marketing, joint development or joint venture contract or arrangement or any other agreement relating to the Distribution Business that has involved or is expected to involve a sharing of profits with other persons or provides for payments of more than $100,000 per annum (or its equivalent amount in any other applicable currency);

          (c) Any lease for real or personal property used in the Distribution Business involving payments of more than $25,000 per annum (or its equivalent amount in any other applicable currency);

          (d) Any instrument evidencing or related in any way to indebtedness for borrowed money which results in an Encumbrance on any Asset;

          (e) Any contract containing covenants purporting to limit the freedom of such Seller directly or indirectly to distribute or otherwise compete in any line of business in any geographic area or with any third party;

          (f) Any material agreement of indemnification in connection with the Distribution Business;

          (g) Any agreement, contract or commitment relating to capital expenditures by such Seller primarily or exclusively for the Distribution Business involving payments by such Seller of more than $100,000 per annum (or its equivalent amount in any other applicable currency);

          (h) Any agreement, contract or commitment relating to the license, disposition or acquisition by such Seller of any Assets (other than Inventory), other than nonexclusive object code end-user license grants in the ordinary course of business without a right to distribute or sublicense the same ("END-USER LICENSES");

          (i) Any agreement providing for minimum payment or resale obligations, ongoing support or research and development obligations, or warranty obligations on the part of such Seller in connection with the Distribution Business; except warranty obligations entered into in the ordinary course of business with standard terms as described in the Sellers Disclosure Schedule of such Seller;

          (j) Any agreement for the provision of products of the Distribution Business to any governmental entity;

          (k) Any material sole or limited source supplier agreements (written or oral with respect to the Distribution Business); or

          (l) Any existing OEM agreement, distribution agreement, volume purchase agreement, or other similar agreement relating to the Distribution Business pursuant to which such Seller has granted or received most favored customer provisions or exclusive marketing rights related to any product, group of products or territory.

     4.12.     EXISTING AGREEMENTS AND DISTRIBUTION BUSINESS.

          (a) Each material agreement, Contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed on SCHEDULE 1.1(a), SCHEDULE 4.11 or SCHEDULE 6.4(a) (i) is valid and binding on such Seller, (ii) is in full force and effect, (iii) to such Seller's knowledge has not been materially breached by such Seller or any other party thereto in any material manner. To such Seller's knowledge, no party to any such Contract, agreement or instrument intends to cancel, withdraw, modify or amend such Contract, agreement or instrument.

          (b) Except as disclosed in SCHEDULE 1.1, such Seller has not granted any third party the right to supply any products or services of the Distribution Business to any other third party. No agreement for supply of the products or services by such Seller obligates such Seller, and no agreement would obligate Buyers after the Effective Time, to provide any change in specification of such products or services or to provide new products or services. No agreement pursuant to which such Seller has licensed the use of any products included as an Asset to any third party obligates such Seller to provide any change in specification in the performance of such products or to provide new products or services.

          (c) After the Closing, except as disclosed in the Contracts listed on SCHEDULE 1.1(a), Buyers will not be prevented by any act of such Seller from changing prices charged to existing or future customers of any products or services.

     4.13. WARRANTIES AND INDEMNITIES. Except as disclosed in the Contracts listed on SCHEDULE 1.1(A), to the knowledge of Sellers, there are no other warranties and indemnities, express or implied, relating to products sold or services rendered by such Seller, and no warranty or indemnity has been given by such Seller which is not listed on the Sellers Disclosure Schedule or which differs therefrom in any respect. Such Seller is in compliance with all warranties described in the Seller Disclosure Schedule. Such Sellers Disclosure Schedule also indicates all warranty and indemnity claims currently pending against such Seller.

     4.14. LICENSES AND PERMITS. Such Seller holds all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all governmental entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the Distribution Business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of the products of the Distribution Business and certification of the facilities of the Distribution Business. Such Seller is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the Distribution Business or otherwise related to the Distribution Business, and such Seller has no reason to believe that any consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the Distribution Business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which such Seller is a party or, to such Seller's knowledge, pending or threatened, relating to the Distribution Business and its compliance with applicable foreign, state, local or foreign laws, ordinances, governmental rules or regulations. Except as set forth in the Sellers Disclosure Schedule of such Seller, each such consent, approval, registration, certification, authorization, permit or license is transferable and shall be transferred to Buyers in accordance with the terms of this Agreement, and all such consents, approvals, registrations, certifications, authorizations, permits and licenses are listed on SCHEDULE 1.1(c).

     4.15.     EMPLOYEES, ETC.   All employees and consultants, of such
Seller that have had access to the Assets are parties to a written agreement (an "EMPLOYMENT AGREEMENT") with either Largotim UK or Largotim Nederland, under which each such person or entity (i) is obligated to disclose and transfer to such Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for such Seller, he or she makes or conceives of either, solely or jointly with others, that relate to any subject matter with which his or her work for such Seller in the Distribution Business may be concerned, and (ii) is obligated to maintain an executed employment agreement containing confidentiality provisions and maintain the confidentiality of proprietary information of the Distribution Business. Such employment agreements are attached hereto as EXHIBIT J. To such Seller's knowledge, none of such Seller's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with the Distribution Business. To such Seller's knowledge, neither the execution nor the delivery of this Agreement, nor the carrying on of the Distribution Business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for such Seller to utilize in the Distribution Business any inventions of any of such persons or entities made or owned prior to their employment by or affiliation with such Seller. To such Seller's knowledge, none of such Seller's employees that has had knowledge or access to information relating to the Distribution Business has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Assets by such previous employer in conducting the Distribution Business.

     4.16.     EMPLOYEE BENEFIT AND COMPENSATION PLANS.   Except as provided
in the Employment Agreement and SCHEDULE 1.1(a) and the obligation to pay the bonus amounts which have been currently accrued on the Assumed Liabilities and which will be paid by Buyers when due, there are no Employee Benefit Plans of Sellers for which Buyers will be liable.

     4.17.     TAXES.   Except as otherwise provided herein, all Taxes
(including stamp duties) relating to the Distribution Business or the Assets have been or will be paid by such Seller with respect to all periods (or portions thereof) prior to and including the date of Closing (excluding taxes to be paid by Buyers, if any, resulting from the Transfer of Assets). Such Seller has not been delinquent in the payment of any Taxes relating to the Distribution Business or the Assets and there are no pending or threatened proceedings against such Seller with respect to such Taxes, and none of the Assets are subject to any tax liens.

     4.18.     COMPLIANCE WITH LAW.   The operation of the Distribution
Business has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of governmental entities having jurisdiction over the same.

     4.19.     PRODUCTS/SERVICES.   Each of the products and services of the
Distribution Business sold or provided by such Seller has been designed and developed with professional competence and in accordance with the technical engineering practices and standards commensurate with those observed in the computer software industry and, when used in accordance with the procedures specified in the associated documentation, shall perform as specified therein or as otherwise promised in connection with the sale of such product or service.

     4.20.     SERVICE LIABILITY.   Except as disclosed on SCHEDULE 4.20, to
such Seller's knowledge, there are no claims, actions, suits, inquiries, proceedings or investigations pending by or against such Seller, or threatened by or against relating to any products of the Distribution Business.

     4.21.     FULL DISCLOSURE.   Such Seller is not aware of any facts
pertaining to the Distribution Business or the Assets which affect the Distribution Business or the Assets in a materially adverse manner or which will in the future affect the Distribution Business or the Assets in a materially adverse manner. Neither this Agreement nor any other agreement, exhibit, schedule or officer's certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements continued in such document not misleading.

     4.22 YEAR 2000. Provided Sellers' customers otherwise comply with the requirements in the Assumed Contracts, Sellers represent and warrant that their CPD Software and customizations:

          (a) Handle date information accurately and without interruption before, during and after the calendar year 2000, including, but not limited to, accepting date input, providing date output, and performing calculations and comparisons on dates or portions of dates;

          (b) Respond to two-digit year date input in a way that resolves the ambiguity as to the century in a disclosed, defined and predetermined manner; and

          (c)  Process the year 2000 as a leap year.

Sellers make no representation or warranty with respect to any products furnished by a third party with respect to the year 2000.

     4.23 BUSINESS YEAR 2000 COMPLIANCE. Sellers represent and warrant that Sellers owned and controlled business systems ("SELLERS SYSTEMS") that are part of the Distribution Business will not have a material interruption of operations due to a Year 2000 problem provided items not owned and controlled by Sellers properly exchange date data with the Sellers Systems. Such warranty shall remain in place up to and including one hundred eighty (180) days following January 1, 2000.

     4.24 EXCLUSIVE WARRANTIES AND REPRESENTATIONS. Except as specifically provided herein, there are no other warranties or representations being made by Sellers.

                                     Article V.

                      Representations and Warranties of Buyers

     Buyers hereby represent and warrant to Sellers as of the Effective Time as follows:

     5.1. ORGANIZATION OF BUYER. Each of Buyers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are domiciled.

      5.2. AUTHORIZATION. Buyers have all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and each Ancillary Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of this Agreement and the Ancillary Agreements to which it is a party has been duly executed and delivered by Buyers and is a valid and binding obligation, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity and the discretion of the court before which any proceeding therefor may be brought.

     5.3. BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Buyers in such a manner as to give rise to any valid claim against any Seller for any broker's or finder's commission, fee or similar compensation.

     5.4. NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Buyers or (ii) a violation by Buyers of any Legal Requirement or an event which with notice, lapse of time or both, would result in such a violation.

     5.5. CONSENTS AND APPROVALS. Except for consents contemplated herein, no consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     5.6. LITIGATION, PROCEEDINGS AND APPLICABLE LAW. There are no actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Buyers' knowledge, threatened (a) against Buyers which, if determined adversely against Buyers, would materially adversely affect Buyers' ability to operate the Assets or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or, to Buyers' knowledge, foreign, judicial or administrative authority in any proceeding to which Buyers are or were parties which would materially adversely affect Buyers' ability to operate the Assets.

     5.7 EMPLOYEE CONTRACTS. Buyers will assume responsibility for the Employee Contracts, assigned to Buyers as of the date of Closing, and will incur all liability with respect to and on account of the Employee Contracts as of the date of Closing.

     5.8 CREDIT AGREEMENT Other than waivers dated September 4, 1998 and November 17, 1998, there have been no amendments to the Credit Agreement dated August 7, 1997 between Guarantor and Bank of America National Trust and Savings Association since the execution of such agreement.

     5.9 BUYERS YEAR 2000 OBLIGATION.. Sellers represent that Sellers are conducting a program to assist customers of the Distribution Business to ensure that the products and services previously provided by Sellers will satisfy the warranty concerning the year 2000 set forth in Article 4.23 above. Buyers agree to continue to offer such program as part of the Distribution Business after the Closing.

     5.10 EXCLUSIVE WARRANTIES AND REPRESENTATIONS. Except as specifically provided herein, there are no other warranties or representations being made by Buyers.

                                    Article VI.

                                 Certain Covenants

     6.1. COVENANTS OF BOTH PARTIES. Buyers, on the one hand, and each Sellers, on the other hand, each covenant to the other that:

          (a) NOTICE. Each party shall give prompt written notice to each other party to this Agreement if an event occurs which makes it reasonably likely that a condition to the Closing set forth in ARTICLE VII or ARTICLE VIII will not be satisfied as of the Closing; PROVIDED, HOWEVER, that the giving of any such notice shall not excuse such party's performance hereunder.

          (b) REASONABLE BEST EFFORTS. The parties shall negotiate in good faith and shall use their reasonable best efforts to fulfill all conditions to Closing set forth in this Agreement in order to consummate the transactions contemplated hereby by the Closing.

          (c) FURTHER ASSURANCES. Both before and after the Closing, each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. From and after the Closing, each Seller will promptly refer all inquiries with respect to the ownership of the Assets to Buyers and execute such documents as Buyers may reasonably request from time to time to evidence transfer of the Assets to Buyers, and Buyers will execute such documents as each Seller may reasonably request from time to time to evidence assumption of the Assumed Liabilities.

          (d) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in a manner agreed to by Buyers and Sellers. EXHIBIT F attached hereto sets forth the amount of the Purchase Price allocable to the various Assets.

          (e) COOPERATION. Each party will request its relevant management to fully cooperate with each entity to transition the Distribution Business including reasonable assistance to complete the transfer of Assets for a period of three hundred and sixty (360) days from the date of Closing and each party will bear its own costs in connection therewith, except as provided in Article VII hereof.

     6.2. SELLERS COVENANTS.  Each Seller covenants to Buyers that:

          (a) ACCESS BY BUYERS. Such Seller shall allow Buyers and its Representatives, at Buyers' own expense during regular business hours and accompanied by such Seller and its Representatives if such Seller so desires, to inspect the Assets and to inspect the Books and Records, including information with respect to current costs, prices, financial information (including inventory, fixed assets and accruals) and promotional and marketing information and such other matters as Buyers may reasonably request in order to conduct its due diligence examination. All such information shall be provided to Buyers in such form as such information may presently exist or be readily available and, except as specifically provided in ARTICLE IV to the contrary, without representation or warranty as to the accuracy or completeness thereof.

           (b) CONDUCT OF DISTRIBUTION BUSINESS. Except as contemplated by this Agreement and the nature of the transaction contemplated hereby, without the prior written consent of Buyers, such Seller shall operate the Distribution Business in the ordinary course in a manner consistent with the manner in which it is operating on the date hereof. Specifically, and without intending to limit the foregoing in any manner, such Seller shall not take any action or suffer or pursuit any circumstances that would result in a breach of SECTION 4.9 hereof.

          (c) CONSENTS. Such Seller shall assist Buyers to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties and governmental authorities as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Assets and the Distribution Business.

     6.3. BUYERS' COVENANTS.  Buyers covenant to each Seller that:

          (a) CUSTOMER SUPPORT. As of and following the Closing, Buyers shall be responsible for providing, and shall provide, customer and technical support as is consistent with the prior operation of the Distribution Business and in accordance with all terms of sale to each customer of the Distribution Business, whether the customer exists as of the Closing or becomes a customer after the Closing.

     6.4. EMPLOYMENT MATTERS.

          (a) EMPLOYEES. Effective as of the Closing, the Contracts for employees identified on SCHEDULE 1.1(a) hereof (the "EMPLOYEES") will be assigned to Buyers.

          (b) JURISDICTION. Sellers and Buyers agree that the laws of the applicable jurisdiction in which the Employees are employed will apply to this transaction.

          (c) OBLIGATIONS. Buyers shall be responsible for all obligations to Employees listed on SCHEDULE 1.1(a) occurring after the Effective Time as set forth in the Employee Agreements and Offer Letter attached as EXHIBIT J.

          (d) KEY EMPLOYEES. The Sellers acknowledge the "Key Employee" status of those persons listed on SCHEDULE 6.4(d).

          (e) NO THIRD PARTY BENEFICIARY RIGHTS. Except as set forth in the Employee Contracts and Employee Offer Letter attached hereto as EXHIBIT J, nothing contained in this Agreement shall confer upon any Employee any right with respect to continuance of employment by Buyers, nor shall anything herein interfere with the right of Buyers to terminate the employment of any of the Employees at any time, with or without cause. No provision of this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Employee by Buyers or under any benefit plan which Buyers may maintain.

          6.5. UPDATE OF DISCLOSURE SCHEDULES Prior to Closing, such Seller shall deliver to Buyers updated SCHEDULES 1.1(c) and 1.1(d) to the Sellers Disclosure Schedule of such Seller to reflect changes to the operations or condition of the Distribution Business between the date hereof and Closing. Such updated Schedules shall include an acknowledgment that the Distribution Business was operated during such period in compliance with the terms of
SECTION 6.2(c).

                                    Article VII.

                            Special Transition Covenants

     Buyers and Sellers agree that, in order to facilitate a prompt closing and transition of the Distribution Business, the following steps will be taken:

     7.1 ASSIGNMENT OF ASSUMED CONTRACTS. The consent to the assignment of Assumed Contracts had not been made a condition to Closing and each party agrees to use reasonable efforts to cooperate in securing an assignment of those Assumed Contracts subsequent to Closing and not later than one hundred twenty (120) days (the "CONSENT PERIOD") from and after the Closing. The responsibility for securing the consent to the assignment will be a joint effort of Sellers and Buyers. Parties shall agree on form of Consent. Sellers, at their option, may endeavor to secure a novation of the Assumed Contracts. Sellers will remain the nominal billing entity and will support the collection of Accounts Receivable to be transmitted to Buyers without charge to Buyers.

     Buyers shall be entitled to the benefits of such Assumed Contracts after the Closing Date to the extent that Sellers may provide Buyers with such benefits without violating the terms of such Assumed Contracts. Buyers agree to perform at their sole expense all of the obligations of Sellers to be performed under such Assumed Contracts, the benefit of which Buyers are receiving after the Closing Date.

     In the event, despite the exercise of reasonable efforts, Buyers and Sellers are unable to secure a consent to the assignment of an Assumed Contract during the Consent Period, Buyers shall perform, on behalf of Sellers, on a subcontract basis, the obligations of Sellers, and Sellers will transfer payments received from customers to Buyers without charge to Buyers.
 Buyers further agree that they will not expand any of the Assumed Contracts, but may extend them if the customer requires this as a condition to consenting to the assignment. Buyers further agree to enter into a new contract with customers upon completion of the existing contracts.

     7.2 SI CUSTOMERS. Sellers and Buyers agree to use their reasonable efforts to cause Sellers' existing SI customers with QAD MFG/PRO Software licenses to sign a license agreement directly with Buyers or such other affiliated company of Buyers as appropriate. In the event a customer refuses to execute a replacement license with QAD, Sellers agree not to extend the existing license.

     7.3 SUPPLIER AGREEMENTS. For those supplier agreements specifically identified as not being transferred to Buyers, as listed on SCHEDULE 7.3, and, to the extent the suppliers are required to support the Assumed Contracts, as listed on SCHEDULE 1.1(a) hereto, Sellers agree to act as subcontractor to Buyers at actual costs paid to Supplier for a maximum period of one hundred twenty (120) days from Closing. Buyers will enter into new contracts with these Suppliers as soon as reasonably possible at which point Sellers' obligations will cease.

     Until securing consent to the assignment of the Supplier Agreements to be transferred to Buyers listed on SCHEDULE 1.1(a), Sellers will act as a subcontractor to Buyers. Sellers will bill Buyers for the actual costs paid to Supplier incurred by Sellers for this service.

     7.4 INSURANCE. Where consent is required for the transfer of any of the Personal Property listed on SCHEDULE 1.1(d) hereof, Sellers will retain insurance on these items until consent to the transfer has been obtained. Buyers' interest will be noted on the policy. The costs associated with such insurance will be billed to Buyers and any proceeds due from claims under the insurance will be for the benefit of Buyers.

     7.5 RESIGNATION OF EMPLOYEE. For a period of three (3) months after the Closing Date, if an Employee, other than a Key Employee, resigns from one party and is subsequently employed by the other party, the employing party will pay a compensation amount equivalent to three (3) months of salary to the other party within thirty (30) days of employment. Key Employees may not be employed by the other party for one (1) year from the Closing except upon written consent of the other party.

     7.6 BILLABLE EMPLOYEES. For a nine (9) month period, each party will subcontract to the other party for assistance of billable employees requested support on existing SI Business and Distribution Business. Availability of Employees identified in SCHEDULE 7.6 will not be unreasonably withheld. Payment to the providing party by the receiving party will be at eighty percent (80%) of the amount paid by the customer (or either (i) 80% of the listed billable rate of Employees identified on SCHEDULE 7.6, or (ii) the current agreed rate under existing written contracts between the parties or their affiliates), which will be paid within thirty (30) days from the date of invoice .

     7.7 COOPERATION AND ASSISTANCE WITH CUSTOMERS OF THE DISTRIBUTION BUSINESS. If requested by Buyers, such Sellers shall agree to take reasonable cooperative steps to enable those customers of such Sellers who are customers of the Distribution Business to become customers of Buyers in their operation of the Distribution Business following the Closing.

     7.8 CERTAIN CONTRACTS UNAVAILABLE. Sellers represent that there are certain Contracts which are listed on SCHEDULE 7.8 for which no copies have been delivered to Buyers by Sellers. The parties agree that Sellers shall take the action set forth on SCHEDULE 7.8 associated with each Contract in order to provide Buyers with an appropriate Contract within one hundred and twenty (120) days of the Closing, the terms of which Contracts shall be consistent with those entered into in the ordinary course of business of Sellers. In the event that Sellers fail to provide any such Contract, Buyers shall have the option to refuse to accept the assignment of such Contract.

     7.9 TRANSITION SERVICES. The parties recognize that there will be a period after the Closing when one party may require the service of the other party in order to continue to operate their respective businesses until the given party is able to perform such service itself. Examples of such services may include, but are not limited to, the use of certain offices, production of payroll or invoices, use of telecommunications services and other such services related to the ordinary operation of the business. The parties agree that each party shall provide such services to the other party upon the reasonable request of the other party and in return for reasonable
compensation.    However, a party shall not be obligated under this Article to provide such services for more than one hundred and eighty (180) days after the Closing. The parties agree to enter appropriate agreements within a reasonable time after the Closing to reflect the terms under which one party agrees to provide such services to the other party, including the reasonable compensation to be paid for providing such service.

     7.10 SHARED INTELLECTUAL PROPERTY.   Buyers grant to Sellers a
royalty-free non-exclusive license to use the Shared Intellectual Property provided that it does not sell, contract or license these rights to others, in connection with its SI Business.

     7.11 SHARED INTELLECTUAL PROPERTY FOR EXTERNAL USE IN THE SYSTEMS
INTEGRATION BUSINESS.   Buyers grant to Sellers a royalty-free non-exclusive
license to use the Shared Intellectual Property for External Use in the Systems Integration Business.

     7.12 TRADEMARK.   The name and trademark "Largotim," and "BDM Largotim"
are not Assets to be transferred to Buyers under this Agreement, provided, however, Buyers shall have the right to continue to use the name "Largotim" as existing on inventories and in other contexts until one hundred eighty
(180) days from the Closing, provided that Buyers shall notify customers for products that it sells after the Closing that Buyers are the seller of such products and further provided that Buyers maintain the existing level of quality with respect to any product sold under the "Largotim" and/or "BDM Largotim" trademarks, the entire right, title and interest to which trademarks are the property of TRW Inc.

                                   Article VIII.

                         Conditions to Sellers' Obligations

     The obligations of each Seller to consummate the transactions provided for hereby are subject to the satisfaction of or waiver by such Seller, on or prior to the Closing, of each of the following conditions:

     8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects as of the Effective Time, and Buyers shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing.

     8.2. NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No suit, action or other legal or administrative proceeding by any governmental authority or any other party or entity shall have been instituted and remain unresolved which questions the validity or legality of the transactions contemplated hereby.

     8.3. CORPORATE DOCUMENTS. Such Seller shall have received from Buyers resolutions adopted by the board of directors of Buyers approving this Agreement, the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, certified as true and correct by its corporate director. Each Seller's board of directors shall have approved this Agreement, the Ancillary Agreement and all such transactions. Such Seller shall have received from the Guarantor resolutions adopted by the Board of Directors approving the Guaranty Agreement, certified as true and correct by its Corporate Secretary.

     8.4. OPINION OF COUNSEL. Such Seller shall have received the favorable opinion of counsel to Buyers, substantially in the form attached hereto as EXHIBIT F.

     8.5 OPINION OF COUNSEL - GUARANTOR. Buyers shall cause Guarantor to deliver a favorable opinion of counsel to Guarantor in the form attached hereto as EXHIBIT K.

     8.6. ANCILLARY AGREEMENTS. Each of the Ancillary Agreements shall have been duly and validly executed and delivered by the parties hereto and such agreements shall remain in full force and effect.

                                    Article IX.

                         Conditions to Buyers' Obligations

     The obligations of Buyers to consummate the transactions provided for hereby are subject to the satisfaction of or waiver by Buyers, on or prior to the Closing, of each of the following conditions:

     9.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects as of the Effective Time, and each Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing.

     9.2. CONSENTS. All consents, waivers, approvals and authorizations of or by, and declarations, filings and registrations with, governmental or regulatory authorities, lenders, lessors and other parties or entities and required in connection with the transfer by each Seller of the Assets to Buyers as contemplated hereby shall have been obtained or made, except those items in SCHEDULE 9.2.

     9.3. NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No suit, action or other legal or administrative proceeding by any governmental authority or any other party or entity shall have been instituted and remain unresolved which questions the validity or legality of the transaction contemplated hereby and which could reasonably be expected to materially and adversely affect the right or ability of Buyers to own, operate or possess the Assets after the Effective Time.

     9.4. CORPORATE DOCUMENTS. Buyers shall have received from each Seller resolutions adopted by its board of directors approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, certified as true and correct by its corporate secretary or assistant secretary. Buyers' boards of directors shall have approved this Agreement, the Ancillary Agreements and all such transactions. Guarantor's board of directors shall have approved this Agreement and any Ancillary Agreement to which it is a party.

     9.5. NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the Distribution Business or the condition of the Assets from September 30, 1998 to the Closing.

     9.6. OPINION OF COUNSEL. Buyers shall have received from each Seller the favorable opinion of counsel to such Seller, substantially in the form attached hereto as EXHIBIT G, and satisfactory in form and scope to Buyers.

     9.7. ANCILLARY AGREEMENTS. Each of the Ancillary Agreements shall have been duly and validly executed and delivered by the parties hereto and such agreements shall remain in full force and effect.

     9.8. CONCURRENT CLOSING.   Each Seller shall be ready, willing and able
to consummate the transactions contemplated hereby in accordance with this Agreement.

     9.9  KEY EMPLOYEES.   Eighty percent (80%) of the Key Employees listed
on SCHEDULE 6.4(d), including those designated as "essential" will have agreed to be employed by Buyers prior to the Closing.

                                     Article X.

                        Actions by Parties After the Closing

     10.1. BOOKS AND RECORDS. From and after the Closing, each party agrees that it will cooperate with and make available to the other party and its Representatives, subject to SECTION 11.11, during normal business hours upon prior written request specifying the need therefor, all Books and Records, information and employees (without substantial disruption of employment) relating to the Systems Integration and/or Distribution Business which are reasonably necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

     10.2.     INDEMNIFICATION.

     (a) BY SELLER. Except to the extent provided in SECTION 10.3 as to customers of the Distribution Business, from and after the Effective Time and subject to the limitations set forth in SECTION 10.2(e), each Seller shall indemnify, save and hold harmless Buyers and their Affiliates, and its respective Representatives, from and against any and all Damages caused by, arising out of, asserted against resulting from or incurred or suffered by Buyers or any of their Affiliates or Representatives in connection with (i) any misrepresentation or breach of any representation or warranty by any Seller in or pursuant to this Agreement or any Ancillary Agreement, (ii) the non-fulfillment of any covenant or agreement made by any Seller in or pursuant to this Agreement or any Ancillary Agreement, (iii) the failure by any Seller to satisfy all of the conditions precedent referred to in SECTION 3.2(b) (notwithstanding any waiver by Buyers of any such conditions precedent, or (iv) failure to secure the consents to the assignments of the Assumed Contracts unless Sellers continue to perform certain Assumed Contracts for the benefits of Buyers.

     (b) BY BUYERS. Except to the extent provided in SECTION 10.3 as to customers of the Distribution Business, from and after the Effective Time and subject to the limitations set forth in SECTION 10.2(e)(iii), Buyers shall indemnify and save and hold harmless each Seller and its Affiliates, and their respective Representatives, from and against any and all Damages caused by, arising out of, asserted against, resulting from or incurred or suffered by such Seller or any of its Affiliates or Representatives in connection with
(i) any misrepresentation or breach of any representation or warranty by Buyers in this Agreement or any Ancillary Agreement, (ii) the non-fulfillment of any covenant or agreement made by Buyers in or pursuant to this Agreement or any Ancillary Agreement, (iii) any of the Assumed Liabilities, and (iv) the ownership of the Assets from and after the Effective Time to the extent such Damages arise out of transactions, events or inaction of Buyer occurring on or after the Effective Time.

     (c) LIMITATION AS TO INDEMNIFIED PARTIES' OWN NEGLIGENCE. The respective obligations of the Indemnifying Parties under PARAGRAPHS (a) and
(b) above to provide indemnification shall be terminated, modified or abated as appropriate if the underlying claim giving rise to Damages for which such indemnification is provided hereunder (i) would not have arisen but for a voluntary act which (A) is carried out by the Indemnified Party after Closing otherwise than in the ordinary course of business or (B) is carried out at the request of, or with the approval, concurrence or assistance of the Indemnified Party or (ii) is based, in whole or in part, on the negligence or willful misconduct of the party seeking indemnification. For purposes of this SECTION 10.2(c), "voluntary" shall mean an act other than any act which is required to be taken by law or which, if taken, would constitute prudent business practice.

     (d)  NOTICE OF AND DEFENSE OF THIRD PARTY CLAIMS.

          (i) For the purpose of this ARTICLE X, the term "INDEMNIFYING PARTY" when used in connection with a particular Claim shall mean the party having an indemnification obligation pursuant to this ARTICLE X, and the term "INDEMNIFIED PARTY" when used in connection with a particular Claim shall mean the persons having the right to be indemnified pursuant to this ARTICLE
X. Each party agrees that as promptly as practical under the circumstances after it becomes aware of facts or circumstances giving rise to a claim by it for indemnification pursuant to this ARTICLE X (a "CLAIM"), including the filing of any lawsuit or enforcement action by any third party (a "THIRD PARTY CLAIM"), such party will provide notice thereof in writing (a "CLAIM NOTICE") to the Indemnifying Party with respect to such Claim specifying in reasonable detail the nature and specific basis to the extent then known by the Indemnified Party for such Claim and to the extent feasible the estimated amount of Damages attributable thereto;

PROVIDED, HOWEVER, that the failure of any Indemnified Party to give timely notice shall not affect its rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates Damage, including inability to assert rights, defenses or counterclaims, caused by such failure.

          (ii) With respect to Third Party Claims, after such notice the Indemnifying Party shall be entitled, if it so elects, to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing to the effect that the Indemnifying Party will indemnify the Indemnified Party from and against the Damages caused by the Third Party Claim and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of any lawsuit or action with respect to any such Third Party Claim and any appeal arising therefrom, including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims. The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such Third Party Claim controlled by the Indemnifying Party and any appeal arising therefrom. If the Indemnified Party joins in any such Third Party Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; PROVIDED, HOWEVER, that the Indemnifying Party will not (y) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim or (z) be liable for any settlement of any such Third Party Claim without, in each instance, the Indemnified Party's express written consent, which shall not be unreasonably withheld. At any time after the commencement of defense of any such Third Party Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of any such Third Party Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (y) the amount which the other party(ies) to the contested Third Party Claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or (z) such amount for which the Indemnifying Party may be liable with respect to such Third Party Claim by reason of the provisions hereof.

          (iii) If the Indemnifying Party shall object to any Claim pursuant to this Agreement, the Indemnifying Party shall give written notice of such objection to the Indemnified Party within 20 days after the date of the Claim Notice is given to the Indemnifying Party (the "NOTICE DATE"). If the Indemnifying Party does not give notice of an objection within 20 days after the Notice Date, or shall have agreed within such 20 day period that such Claim should be paid, the Indemnifying Party shall, promptly cause to be transferred to the Indemnified Party an amount equal to that set forth in the Notice of (or such lesser amount agreed in writing by the Indemnified Party and the Indemnifying Party).

          (iv) In case the Indemnifying Party shall object in writing to any claim or claims by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith for thirty (30) days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Indemnifying Party shall pay to the Indemnified Party such agreed upon amount. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Party may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event, arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by the dispute resolution procedures set forth in SECTION 10.4 hereof.

          (v) Payments by an Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder shall not be a condition precedent to recovery. Each Seller's obligation to indemnify Buyers, and Buyers' obligation to indemnify each Seller, shall not limit any other rights, including, without limitation, rights of contribution, which either party may have under statute or common law.

     (e) LIMITATION ON REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Seller contained in ARTICLE IV and the representations and warranties of Buyers contained in ARTICLE V shall survive the Closing and terminate two (2) years after the Closing. No action can be brought with respect to any breach of any representation or warranty on the part of either party under this Agreement, including under the provisions of SECTION 10.2(a)(i) and 10.2(b)(i), unless a Claim Notice specifying the breach of the representation and warranty forming the basis of such Claim has been delivered to the party alleged to have breached such representation and warranty prior to the termination date, if any, of such representation and warranty described above. There shall be no claim made by an Indemnified Party until such claim exceeds $200,000. Each party's total aggregate liability to the other under this ARTICLE shall not exceed the amount paid by Buyers.

     (f) OFFSET. Buyers may withhold and set off against any amount otherwise due each Seller any amount as to which any Seller is obligated to pay Buyers pursuant to this Agreement or any Ancillary Agreement, including any indemnity obligation of any Seller arising under this Agreement, if authorized by the arbitrator in accordance with SECTION 10.4 of this Agreement.

     (g) NO PERSONAL LIABILITY. No individual Representative of any party shall be personally liable for any Damages under the provisions of this
SECTION 10.2 or any other provision of this Agreement; PROVIDED, HOWEVER, nothing herein shall relieve any party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement or of any obligation under any Ancillary Agreement.

     (h) TAX EFFECT OF PAYMENTS. The amount of any payments required to be made under this ARTICLE X shall be reduced by the amount of any tax or insurance benefit actually received by (including by refund or by reduction of or offset against taxes otherwise payable) the recipient by reason of the payment or incurrence by such recipient of the item for which the indemnity is being sought. Each party shall notify the other of such receipt of any such tax or insurance benefits.

     10.3 SPECIAL INDEMNIFICATION REGARDING LIABILITY OVER ASSUMED CONTRACT BY CUSTOMERS OF SELLERS. In consideration of Sellers' warranties and representations that Sellers have no known claims other than disclosed in any Disclosure Schedule with respect to any Assumed Contract or customer regarding an Assumed Contract, Buyers will indemnify, save and hold harmless each Sellers and their Affiliates and their respective representatives from and against any and all damages caused by, arising out of, asserted or resulting from or suffered by any said Sellers in connection with claims of customers pursuant to the Assumed Contracts, whether such claims were created before or existing after the Closing and subject to the following provisions and only to the extent that such claims arise from, or relate to, the action, or failure to act, by Sellers prior to the Closing:

          (a) Each party will mutually cooperate with the other party in resolving any customer issues, all at their own expense;

          (b) Buyers shall not make a claim against Sellers under this Article unless the damages for a single claim exceed seventy-five thousand dollars ($75,000) or, in the event the damages for any single claim does not exceed seventy-five thousand dollars ($75,000), the damages for all such claims exceeds seven hundred fifty thousand dollars ($750,000).

          (c) These indemnifications shall last for a period of two (2) years from the Closing and shall not include any claims solely and exclusively related to MFG/PRO Software, which will be the sole responsibility of Buyers.

     10.4. ARBITRATION. Any and all disputes arising out of or in connection with the negotiation, execution, or interpretation of this Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by
arbitrators familiar with the software industry.   The arbitration will be
held in the City of Los Angeles, California, on consecutive business days. The award rendered shall be final and binding upon the parties. Judgment on any award may be entered in any court having jurisdiction over the parties or their assets. The costs of the arbitration shall be shared equally by the parties. Each party will pay their own attorneys' fees and costs. The arbitration shall be conducted in the English language.

                                    Article XI.

                                   Miscellaneous

     11.1. TERMINATION. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing:

            (a)  by the mutual written agreement of Buyers and Sellers;

            (b) by the written notice from either Buyers to all Sellers or from all Sellers to Buyers if the Closing shall not have occurred on or prior to the Outside Date;

            (c) by any party if a final nonappealable judgment has been entered against such party or any of its Affiliates restraining, prohibiting, or declaring illegal the consummation of this Agreement or the transactions contemplated hereby or which imposes or awards damages which would have a material adverse effect on the economic benefits contemplated hereby;

            (d)  by Buyers if there is:

                 (i) a material breach of any representation or warranty set forth in ARTICLE IV or any covenant or agreement to be complied with or performed by any Seller pursuant to the terms of this Agreement, Buyers has notified such Seller of the material breach, and the material breach has continued without cure for a period of fifteen (15) days after the notice of the material breach;

                 (ii) the failure of a condition set forth in ARTICLE IX to be satisfied (and such condition is not waived in writing by Buyers) on the Closing (unless the failure results primarily from Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement);

            (e)  by Sellers if there is:

                 (i) a material breach of any representation or warranty set forth in ARTICLE V or any covenant or agreement to be complied with or performed by Buyers pursuant to the terms of this Agreement, Sellers have notified Buyers of the material breach, and the material breach has continued without cure for a period of fifteen (15) days after the notice of the material breach; or

                 (ii) the failure of a condition set forth in ARTICLE VIII to be satisfied (and such condition is not waived in writing by Sellers) on or prior to the Closing (unless the failure results primarily from any Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

     Notwithstanding the above, a party shall not be allowed to exercise any right of termination pursuant to this SECTION 11.1 if the event giving rise to the termination right shall be due to the failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth to be performed observed by such party.
 If this Agreement is terminated as permitted under this SECTION 11.1, such termination shall be without liability of or to any party to this Agreement, or any Representative or such party; PROVIDED, HOWEVER, if such termination shall result from the willful failure of any party to fulfill a condition to the performance of any other party or from a material and willful breach by any party of this Agreement, then such party shall be fully liable for any and all damages sustained or incurred by the other party or parties in connection with such failure or breach.

     11.2. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Buyers without the prior written consent of Sellers or by any Seller without the prior written consent of Buyers PROVIDED, HOWEVER, that Buyers shall have the right to assign its rights under this Agreement, including the right to acquire the Assets and the Distribution Business, to any of its Affiliates; PROVIDED, FURTHER, HOWEVER, that any such assignment shall not relieve in any manner whatsoever Buyers of any of their obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

     11.3. NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered by telecopy or other facsimile (with receipt acknowledged), delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

            If to any Seller, addressed to:

               TRW Systems & Information
               Technology Group
               One Federal Systems Park Drive
               Fairfax, VA 22033
               Attn: Mark Silverman
               Telephone:  (703) 803-5033
               Facsimile:  (703) 803-5372

            If to Buyers, addressed to:

               [Name of Buyer]
               c/o QAD Inc.
               6450 Via Real
               Carpinteria, CA  93013
               Attn: A.J. Moyer
               Telephone:  (805) 684-6614
               Fax : (805) 565-4210



            With a copy to:

               Nida & Maloney, P.C.
               800 Anacapa Street
               Santa Barbara, CA  93101
               Attn: Joe Nida, Esq.
               Telephone:  (805) 568-1151
               Fax:  (805) 568-1955

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

     11.4. CHOICE OF LAW. This agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California.

     11.5. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6. EXPENSES. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     11.7. INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such provision or provisions shall be judicially reformed consistent with the parties' intentions so as to be valid, legal and enforceable to the maximum extent possible and such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.8. TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.9. PUBLICITY. Unless otherwise required by law, no party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party. The parties have agreed to the form of a joint press release announcing the transaction contemplated hereby. If it is determined that any press release or public statement regarding the transactions contemplated hereby is required by law, the party required to make such disclosure will
(i) notify the other party five (5) days in advance of such disclosure, (ii) coordinate with the other party regarding the content of such disclosure,
(iii) disclose only such information as is required by law to be disclosed and (iv) request confidential treatment for such disclosure. Sellers and Buyers shall consult with each other regarding any mutual press release which the parties believe is necessary or desirable to issue with respect to the transactions contemplated by this Agreement.

     11.10. CONFIDENTIAL INFORMATION.

            (a) Each party will use the other's Proprietary Information (as defined below) solely in furtherance of the parties' mutual objectives under this Agreement and not for any other purpose, and such information will be kept confidential by the receiving party and will not be disclosed to any other person or entity, provided that the receiving party may disclose such information to its employees, but only on a "need-to-know" basis. Without limiting the foregoing, the receiving party will, at a minimum, protect the disclosing party's Proprietary Information in the same manner as it would protect similar information of its own. A receiving party will not use a disclosing party's Proprietary Information in any way detrimental to the disclosing party. A receiving party will be responsible for any breach of this Agreement by it or its employees.

            (b) For purposes of this Agreement, "Proprietary Information" means this Agreement and its terms, including the Purchase Price, and any information which a disclosing party has disclosed or may disclose to a receiving party relating to the disclosing party's business, including, without limitation, know-how, formulas, processes, ideas, inventions (whether or not patentable), schematics and other technical, business, financial, customer and product development plans, but excluding information which (a) is already in the receiving party's possession, but only if such information is not subject to another confidentiality obligation to the disclosing party, (b) becomes generally available to the public other than as a result of disclosure by the receiving party or its employees, or (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, but only if such source is not subject to a confidentiality obligation to the disclosing party with respect thereto.

            (c) Promptly upon termination of this Agreement, a party will return to the other party all of its Proprietary Information, without retaining any copies or extracts thereof, and will destroy all notes relating thereto; provided, however, that each party may retain a legal archive copy that is segregated from engineering files of the party and is used only to monitor compliance with this Agreement.

     11.11  JOINT AND SEVERAL OBLIGATIONS.   The obligations of each Seller
and of each Buyer under this Agreement and each Ancillary Agreement shall be joint and several.

     11.12. SALE OF ASSETS ONLY. This Agreement constitutes a sale of certain assets of Sellers only and is not a sale of any stock in any entity comprising any Seller.

                           [Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

SELLERS:                                         BUYERS:

BDM LARGOTIM LIMITED,                            QAD ENGLAND, LTD.
a United Kingdom registered trading company      a UK registered trading company


By:_______________________________               By:____________________________
    Name:                                            Name:
    Title:                                           Title:


LARGOTIM NEDERLAND BV, a Dutch                   QAD EUROPE,
B.V., a Dutch registered                         trading company
registered trading company


By:_______________________________               By:____________________________
    Name:                                            Name:
    Title:                                           Title:


BDM LARGOTIM US INC.,
a Delaware corporation


By:_______________________________
    Name:
    Title:

BDM LARGOTIM HOLDINGS LIMITED,
a UK registered trading company


By:_______________________________
    Name:
    Title: